UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Core Laboratories N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORE LABORATORIES N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2008

Dear Shareholder:
     You are cordially invited to attend our 2008 annual meeting of shareholders which will be held at the law offices of Nauta Dutilh N.V., Strawinskylaan 1999, 1077 XV, Amsterdam, The Netherlands, on Monday, April 28, 2008 at 10:00 a.m., local time, for the following purposes:
1.	To elect three Class I Supervisory Directors to serve until our annual meeting in 2011 and until their successors shall have been duly elected and qualified;

2.	To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2007;

3.	To approve and resolve the cancellation of our repurchased shares;

4.	To approve and resolve the extension of the authority to repurchase up to 10% of our issued share capital until October 28, 2009;

5.	To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares until April 28, 2013;

6.	To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares until April 28, 2013;

7.	To ratify the appointment of PricewaterhouseCoopers as our Company’s independent public accountants for the year ended December 31, 2008; and

8.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
     Each of the matters 2 through 6 being presented at the annual meeting has been presented to and approved by our shareholders at our prior annual meetings. In large measure, these matters are presented to our shareholders each year as a result of our being organized under the laws of The Netherlands. Copies of the Dutch statutory annual accounts, the report of the Management Board and the list of nominees for the Supervisory Board will be available for inspection at our offices in The Netherlands, located at Herengracht 424, 1017 BZ Amsterdam, Attention: Mr. Jacobus Schouten, by registered shareholders and other persons entitled to attend our shareholder meetings. Such copies will be available for inspection from the date of this notice until the close of our annual meeting.
     It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. Therefore, please mark, sign, date and return the accompanying proxy card promptly. If you are present at the annual meeting and wish to do so, you may revoke your proxy and vote in person.
By Order of the Board of Supervisory Directors,

Jacobus Schouten
Supervisory Director
February      , 2008
Amsterdam, The Netherlands

CORE LABORATORIES N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands

PROXY STATEMENT

ABOUT THE 2008 ANNUAL MEETING OF SHAREHOLDERS
WHY HAVE I RECEIVED THESE MATERIALS?
     This proxy statement and the accompanying proxy card are first being made available to you on the Internet or, upon your request, mailed to you on or about      , 2008 and are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Supervisory Directors of Core Laboratories N.V. (“Core” or the “Company”) for use at our 2008 annual meeting of shareholders to be held at the law offices of Nauta Dutilh N.V., Strawinskylaan 1999, 1077 XV, Amsterdam, The Netherlands, on Monday, April 28, 2008 at 10:00 a.m., local time for the purpose of voting on the proposals described in this proxy statement.
WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?
     As permitted by rules recently adopted by the Securities and Exchange Commission, we are making this proxy statement and our annual report available on the Internet. On      , 2008, we mailed a notice to shareholders containing instructions on how to access the proxy statement and annual report and vote online. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
WHAT AM I VOTING ON?
     You will be voting on the following:
•	To elect three Class I Supervisory Directors to serve until our annual meeting in 2011 and until their successors shall have been duly elected and qualified;
•	To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2007;
•	To approve and resolve the cancellation of our repurchased shares;
•	To approve and resolve the extension of the authority to repurchase up to 10% of our issued share capital until October 28, 2009;
•	To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares until April 28, 2013;
•	To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference share until April 28, 2013;
•	To ratify the appointment of PricewaterhouseCoopers as our Company’s independent public accountants for the year ended December 31, 2008; and

•	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
WHO IS ENTITLED TO VOTE?
     If you hold common shares at the close of business on February 29, 2008, the record date for the determination of shareholders, you are entitled to notice of and to vote at our annual meeting. On February 29, 2008, there were common shares outstanding (other than shares held by the Company), each of which is entitled to one vote. Our common shares are the only class of our capital stock outstanding and entitled to notice of and to vote at the annual meeting.
HOW DO I VOTE BEFORE THE MEETING?
     If you are a registered shareholder, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer and Trust Company, you can vote by mail, by completing, signing and returning the accompanying proxy card.
     If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Please follow the directions that your bank or broker provides.
MAY I VOTE AT THE MEETING?
     You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.
CAN I CHANGE MY MIND AFTER I VOTE?
     You may change your vote at any time before the polls close at the conclusion of voting at the meeting. You may revoke your proxy (1) by giving written notice to John D. Denson, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040, at any time before the proxy is voted, (2) by submitting a properly signed proxy card with a later date, or (3) by voting in person at the annual meeting.
WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
     Proxies that are signed and returned but do not contain instructions will be voted “FOR” all proposals and in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.
WHAT VOTE IS REQUIRED?
     Under Dutch law, there is no specific quorum requirement for our annual meeting and, except as described below, the affirmative vote of a majority of votes cast is required to approve each of the proposals. In addition, Dutch law and our articles of association provide that, common shares abstaining from voting, directions to withhold authority to vote for a Supervisory Director nominee and broker non-votes will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. A “broker non-vote” occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under applicable rules of the New York Stock Exchange, or “NYSE.”
WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?
     We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our common shares. The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board, as well as our officers and regular employees may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication. We have retained Georgeson Shareholder Communications to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. In addition to solicitation of proxies, Georgeson may provide advisory services as requested pertaining to the solicitation of proxies.

OWNERSHIP OF SECURITIES
Security Ownership by Certain Beneficial Owners and Management
     The table below sets forth certain information, as of February 29, 2008, with respect to the common shares beneficially owned by:
•	each person known to us to own beneficially 5% or more of our outstanding common shares;
•	each Supervisory Director;
•	each nominee for election as Supervisory Director;
•	each of our executive officers; and
•	all Supervisory Directors and executive officers as a group.

	Number of	Percentage of
	Common Shares	Common Shares
Name of Beneficial Owner (1)	Beneficially Owned	Outstanding (2)
Clearbridge Advisors, LLC (3)	3,268,861
Capital World Investors(4)	1,197,700
David M. Demshur	599,842
Richard L. Bergmark	206,070
Monty L. Davis	162,264
John D. Denson	121,301
Joseph R. Perna	49,994
D. John Ogren	50,000
Rene R. Joyce	28,000
Alexander Vriesendorp	943
Michael C. Kearney	7,016
Jacobus Schouten	—
All Supervisory Directors and executive officers as a group	2,301,651

*	Represents less than 1%.

(1)	Unless otherwise indicated, each person has sole voting power and investment power with respect to the common shares listed.

(2)	Based on common shares outstanding as of February 29, 2008.

(3)	Based upon an Amendment No. 2 to Schedule 13G/A filed with the SEC on February 14, 2008, (i) ClearBridge Advisors, LLC has shared voting power with respect to 2,954,292 shares and shared dispositive power with respect to 3,200,761 shares; and (ii) Smith Barney Fund Management LLC has shared voting and share dispositive power with respect to 68,100 shares.

(4)	Based upon Schedule 13G filed with the SEC on February 11, 2008. Capital World Investors is deemed to be the beneficial owner of 1,197,700 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of our common shares with the Securities and Exchange Commission (“SEC”) and the NYSE. Supervisory Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms that they file.
     To our knowledge, based solely upon our review of the Section 16(a) filings that have been received by us, we believe that during the fiscal year ending December 31, 2007, our Supervisory Directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.
Equity Compensation Plan Information
     We have two main incentive plans, our 1995 Long-Term Incentive Plan, which we refer to as our LTIP, and our Director Plan, both of which have been approved by our shareholders. The table below provides information regarding our equity compensation plans as of December 31, 2007.

	Number of Common		Number of Common
	Shares to be Issued Upon	Weighted Average	Shares Remaining
	Exercise of Outstanding	Exercise Price of	Available for Future
	Options, Warrants and	Outstanding Options,	Issuance Under Equity
	Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by our shareholders	592,824	$11.25	884,004
Equity compensation plans not approved by our shareholders (1)	—	—	—

Total	592,824	$11.25	884,004

(1)	We have assumed outstanding stock options in connection with certain of our acquisitions. The aggregate number of our common shares to be issued upon exercise of such options on December 31, 2007 was 41,465 shares and the weighted average exercise price of such outstanding options was $0.01. These shares were granted under plans administered by the companies acquired by us but we did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options under these plans have been granted, nor are any authorized to be granted under such plans. Because the assumption of these options did not require shareholder approval, we did not obtain such approval.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION
     The following performance graph compares the performance of our common shares to the Standard & Poor’s 500 Index and the Standard & Poor’s Oil & Gas Equipment and Services Index (which has been selected as our peer group) for the period beginning December 31, 2002 and ending December 31, 2007. The graph assumes that the value of the investment in our common shares and each index was $100 at December 31, 2002 and that all dividends were reinvested.
Comparison of Yearly Cumulative Returns Among Core Laboratories N.V.
Peer Group and the S&P 500 Index

     There can be no assurance that our common share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to future performance of our common shares.

     INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND DIRECTOR COMPENSATION
Board of Supervisory Directors
     Set forth below as of February 29, 2008 are the names, ages and biographical information for our Supervisory Directors, including individuals who have been nominated for reelection as a Supervisory Director. You may vote for any of the nominees, for all nominees, or for none of the nominees.
Nominees for Class I Supervisory Directors (Term to Expire 2011)

David M. Demshur, 52	Mr. Demshur joined our Company in 1979 and presently serves as our President and Chief Executive Officer and as Chairman of our Supervisory Board. Since joining our Company, Mr. Demshur has held various operating positions, including Manager of Geological Sciences from 1983 to 1987, Vice President of Europe, Africa and the Middle East from 1989 to 1991, Senior Vice President of Petroleum Services from 1991 to 1994 and Chief Executive Officer and President from 1994 to the present time. Mr. Demshur is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, Petroleum Exploration Society of Great Britain and the Society of Core Analysts Section of the Society of Professional Well Loggers Association. Mr. Demshur has served as a Supervisory Director since our initial public offering in 1995 and as Chairman of our Supervisory Board since May 2001.

Rene R. Joyce, 60	Mr. Joyce serves as the chief executive officer of Targa Resources, Inc. and as a member of its board of directors since April 2004. Mr. Joyce has also served as a member of the board of directors of the general partner of Targa Resource Partners LP since February 2007. Mr. Joyce served as an independent consultant in the energy industry from 2000 through April 2004. Mr. Joyce served as president of Energy Services of Coral Energy, LLC from its acquisition by Shell Oil Company in 1998 until the end of 1999. From 1990 until 1998, Mr. Joyce served as president of the operating companies of Tejas Gas Corporation, Coral’s predecessor and a listed company on the NYSE. Mr. Joyce is a member of the Louisiana State Bar Association. Mr. Joyce has served as a Supervisory Director since 2000.

Michael C. Kearney, 59	Mr. Kearney has served as the chief financial officer of Deepflex Inc., a Texas-based oilfield service company, since January 2008. He served as executive vice president and chief financial officer of Tesco Corporation, a Canadian based oil-service company from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the chief financial officer and vice president — administration of Hydril Company, a manufacturer of products for petroleum drilling and production. Mr. Kearney has served as a Supervisory Director since 2004.

Continuing Class II Supervisory Directors (Term To Expire 2010)

D. John Ogren, 64	Mr. Ogren served as the president of Production Operators, Inc. from 1994 until 1999. Production Operators was listed on the Nasdaq Stock Market prior to its acquisition by Camco International in 1997 and Schlumberger’s acquisition of Camco International in 1998. From 1989 until 1991, Mr. Ogren served as senior vice president of Conoco Inc. and from 1992 until 1994, as senior vice president of E.I. duPont. Mr. Ogren is currently the non-executive chairman of WellDynamics, a Halliburton/Shell joint venture company, and a director of John Wood Group PLC. He is a member of the Society of Petroleum Engineers. Mr. Ogren has served as a Supervisory Director since 2000.

Joseph R. Perna, 64	Mr. Perna joined our Company as General Manager in 1985. In 1991, he was promoted to Senior Vice President, with responsibility for certain laboratory services operations and the Technology Products Division, a position he held until his retirement on March 31, 1998. Mr. Perna has served as a Supervisory Director since our initial public offering in 1995.

Jacobus Schouten, 53	Mr. Schouten serves on the board of directors of various privately-held European companies. He has been a managing director of International Mezzanine Capital B.V., a private equity fund, since 1990. Mr. Schouten has served as a Supervisory Director since our initial public offering in 1995.

Continuing Class III Supervisory Directors (Term to Expire 2009)

Richard L. Bergmark, 54	Mr. Bergmark joined Western Atlas International, Inc. as Treasurer in 1987. From 1987 to 1994, our Company was operated as a division of Western Atlas. In 1991, Mr. Bergmark became the Area Manager for Finance and Administration for Europe, Africa and the Middle East operations of Western Geophysical, a division of Western Atlas. From our separation with Western Atlas in 1994 until 1999, he served as our Chief Financial Officer and Treasurer and in 1999 he was appointed Executive Vice President. Mr. Bergmark presently serves as our Executive Vice President, Chief Financial Officer and Treasurer and as a Supervisory Director. Mr. Bergmark has served as a Supervisory Director since our initial public offering in 1995.

Alexander Vriesendorp, 55	Mr. Vriesendorp has been a partner since 1996 of Shamrock Partners B.V. which serves as the manager for the Vreedenlust venture capital funds. From 1998 until 2001, Mr. Vriesendorp served as chief executive officer of RMI Holland B.V., a valve manufacturer, in The Netherlands. From 1991 until 1995, he served as chief executive officer of the Nienhuis Group, a manufacturer and distributor of Montessori materials in The Netherlands. Mr. Vriesendorp serves on the supervisory boards of various privately-held European companies. Mr. Vriesendorp has served as a Supervisory Director since 2000.

Non-Employee Director Compensation
     The following table sets forth a summary of the compensation we paid to our non-employee Supervisory Directors in 2007. Supervisory Directors who are our full-time employees receive no compensation for serving as Supervisory Directors.
Director Compensation for Year Ended December 31, 2007

			Change in
			Pension Value
			and
			Nonqualified
	Fees Earned or		Deferred
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	Earnings	($)
Rene R. Joyce	48,500	68,768	—	117,268
Michael C. Kearney	57,000	68,768	—	125,768
D. John Ogren	42,500	68,768	—	111,268
Joseph R. Perna	43,500	68,768	28,000	140,268
Jacobus Schouten	36,000	68,768	—	104,768
Alexander Vriesendorp	36,000	68,768	—	104,768

(1)	Each of our non-employee Supervisory Directors had the following aggregate number of stock awards outstanding as of December 31, 2007: Joyce, 4,000; Kearney, 4,000 Ogren, 4,000; Perna, 4,000 Schouten, 4,000 and Vriesendorp, 4,000. The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2007 in accordance with the Statement of Financial Accounting Standards No. 123R (“FAS 123R”). Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2007 included in our annual report on Form 10-K. The grant date fair value of each director’s award as computed in accordance with FAS 123R is $207,260. None of our non-employee Supervisory Directors had any option awards outstanding as of December 31, 2007.
     Retainer/Fees. Each non-employee Supervisory Director was paid the following amounts during fiscal 2007:
•	an annual retainer of $30,000, payable semiannually in arrears; or if the Audit Committee chair, an annual retainer of $45,000, or if the chair of either the Compensation Committee or Nominating and Governance Committee, an annual retainer of $35,000;
•	$1,500 per meeting of the Supervisory Board at which the individual is present in person;
•	$1,500 per meeting for each committee meeting at which the individual is present in person; and
•	reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.
     Equity-based Compensation. On August 15, 2007, we awarded 2,000 restricted performance shares to each of our non-employee directors under our 2006 Non-Employee Director Stock Incentive Plan. A restricted performance share is an unvested right to receive a share of our common stock at such time or times described below. Each award is subject to the terms of our 2006 Non-Employee Director Stock Incentive Plan and an award agreement, the terms of which are materially identical for each award recipient.
     The restricted performance shares are unvested and may not be sold, assigned, or otherwise transferred by an award recipient until such time as, and then only to the extent that, the restricted performance shares have vested. Subject to certain exceptions described below, the restricted performance shares will vest based on our return on equity, which is defined in the award agreement as a percentage determined by dividing (1) one-third of our aggregate earnings before interest and income taxes for the performance period that begins on September 15, 2006 and ends on September 15, 2009, by (2) total shareholders’ equity as of the last day of the performance period. Specifically: (a) if our return on equity for the performance period equals or exceeds two hundred percent (200%), the award recipients will fully vest in their restricted performance shares; (b) if our return on equity for the performance period is less than two hundred percent (200%) but equal to or greater than one hundred sixty percent (160%), the award recipients will vest in twenty-percent (20%) of their restricted performance shares, plus two percent (2%) for each one percent by which the return on equity exceeds one hundred sixty percent (160%); and (c) if our return on equity for the performance period is less than one hundred sixty percent (160%), the award recipients will not vest in the restricted performance shares.
     In the event of an award recipient’s death prior to the last day of the performance period, his or her restricted performance shares will vest as described above. If an award recipient’s service with us terminates (other than for death) prior to the last day of the performance period, his or her restricted performance shares will be immediately forfeited to the extent not then vested. In the event of a change in control (as defined in the 2006 Non-Employee Director Stock Incentive Plan) prior to the last day of the performance period and while the award recipient is in our service (or in the event of a termination of the award recipient’s service upon such change in control), all of the award recipient’s restricted performance shares will vest as of the effective date of such change in control.
     Other Arrangements. Mr. Perna was one of our officers until his retirement on March 1, 1998. He participates in the Group SERP. Please see “Information About Our Executive Officers and Executive Compensation — Pension Benefit Plans — Group SERP” for a discussion of the terms of that plan.
     2008 Non-Employee Director Compensation. The aggregate compensation received by our non-employee Supervisory Directors during fiscal 2008 (based on our current stock price) will be reduced from the compensation received during fiscal 2007. During fiscal 2008 and future years, we intend to award each of our non-employee directors an amount of restricted performance shares equal to approximately $100,000 based on the closing price of our common stock on the date of grant. The terms of the restricted performance shares are described above under “Equity-based Compensation.” In addition, each non-employee Supervisory Director shall receive the following amounts during fiscal 2008:
•	an annual retainer of $40,000, payable semiannually in arrears; or if the Audit Committee chair, an annual retainer of $55,000; or if the chair of the Compensation Committee, an annual retainer of $50,000; or if chair of the Nominating and Governance Committee, an annual retainer of $49,000;
•	$1,500 per meeting of the Supervisory Board at which the individual is present in person;
•	$1,500 per meeting for each committee meeting at which the individual is present in person; and
•	reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.

CORPORATE GOVERNANCE
Board Structure
     The Company has a two-tier board structure consisting of a Management Board and a Supervisory Board, each of which must consist of at least one member under the Company’s articles of association. Under Dutch law, the Supervisory Board’s duties include supervising and advising the Management Board in performing its management tasks. The Supervisory Board currently consists of eight Supervisory Directors. The Supervisory Directors are expected to exercise oversight of management with the Company’s interests in mind. The Supervisory Board is divided into three classes, with each class subject to re-election every third year by the shareholders at the annual meeting.
     The Management Board’s sole member is Core Laboratories International B.V. As a Managing Director, Core Laboratories International B.V.’s duties include overseeing the management of the Company, consulting with the Supervisory Board on important matters and submitting certain important decisions to the Supervisory Board for its prior approval.
Supervisory Director Independence
     In connection with determining the independence of each Supervisory Director of the Company, the Board inquired as to any transactions and relationships between each Supervisory Director and his or her immediate family and the Company and its subsidiaries, and reviewed and discussed the results of such inquiry. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that a Supervisory Director is independent, under the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Corporate Governance Code (the “Dutch Code”). Under the Dutch Code, the Supervisory Board is to be composed of members who are able to act critically and independently of each other and of the Management Board. As a result of this review, after finding no material transactions or relationships, the board affirmatively determined that each of Messrs. Joyce, Kearney, Ogren, Perna, Schouten and Vriesendorp are independent under the applicable standards described above.
Supervisory Board Meetings
     The Supervisory Board held four meetings in 2007. Each Supervisory Director attended at least 75% of the meetings of the Supervisory Board and of all committees on which he serves. Under our Corporate Governance Guidelines, Supervisory Directors are expected to diligently fulfill their fiduciary duties to shareholders, including preparing for, attending and participating in meetings of the Supervisory Board and the committees of which the Supervisory Director is a member. We do not require our Supervisory Directors to attend our annual meetings, which are held in The Netherlands. As such, none of our Supervisory Directors attended our 2007 annual meeting.
     Our Nonemployee Supervisory Directors have met separately in executive session without any members of management present. The Chairman of the Nominating and Governance Committee is the presiding Supervisory Director at each such session. If any of our Nonemployee Supervisory Directors were to fail to meet the applicable criteria for independence, then our independent Supervisory Directors would meet separately at least once a year in accordance with the rules of the NYSE.
Committees of the Supervisory Board
     The Supervisory Board has three standing committees, the identities, memberships and functions of which are described below:
     Audit Committee. The current members of the Audit Committee of our Supervisory Board are Messrs. Kearney (Chairman), Joyce and Perna. The Audit Committee’s principal functions include making recommendations concerning the engagement of the independent public accountants, reviewing with the independent public accountants the plan and results of the engagement, approving professional services provided by the independent public accountants and reviewing the adequacy of our internal accounting controls. Each member of the Audit Committee is independent, as defined by Section 10A of the Exchange Act and by the corporate governance standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code. Each member of the Audit Committee is financially literate and Mr. Kearney qualifies as an audit committee financial expert under the rules promulgated pursuant to the Exchange Act. The Audit Committee held five meetings in 2007. See “Report of the Audit Committee” below.
     Compensation Committee. The current members of the Compensation Committee of our Supervisory Board are Messrs. Ogren (Chairman), Joyce and Perna. The Compensation Committee’s principal functions include a general review of our compensation and benefit plans to ensure that they are properly designed to meet corporate objectives. The Compensation Committee reviews and approves the compensation of our Chief Executive Officer and our senior executive officers, granting of awards under our benefit plans and adopting and changing major compensation policies and practices. In addition to establishing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. On February 28, 2003, our Supervisory Board established an Options Subcommittee consisting of Messrs. Ogren (Chairman) and Joyce, which was renamed the Equity Awards Subcommittee in 2006. The Equity Awards Subcommittee’s principal function is to review and approve awards made pursuant to our LTIP. The Compensation Committee held two meetings in 2007 and the Equity Awards Subcommittee held two meetings in 2007.
     The Compensation Committee periodically retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. The consultant reports directly to the committee, which preapproves the scope of the work and the fees charged. The Committee indicates to the consultant the role that management has in the analysis of executive compensation, such as the verification of executive and Company information that the consultant requires. In 2007 the Compensation Committee retained Stone Partners, Inc. to advise it on various compensation matters. See “Compensation Discussion and Analysis — Role of Consultant” below.
     The Committee operates under a written charter. A copy of the Compensation Committee charter may be found on the Company’s website, at www.corelab.com/governance. See “Report of the Compensation Committee” below.
     Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Messrs. Joyce (Chairman), Schouten and Vriesendorp. The Nominating and Governance Committee’s principal functions include recommending candidates to the Supervisory Board for election or appointment as Supervisory Director and advising about, and recommending to the Supervisory Board, an appropriate set of corporate governance practices. Each member of the Nominating and Governance Committee is independent as defined by the corporate governance standards of the NYSE. The Nominating and Governance Committee held one meeting in 2007. A copy of the Nominating and Governance Committee Charter may be found on the Company’s website, at www.corelab.com/governance.
Qualifications of Supervisory Directors
     When identifying Supervisory Director nominees, the Nominating and Governance Committee may consider, among other factors: the person’s reputation, integrity and independence (under applicable SEC, NYSE and Dutch Code standards); the person’s skills and business, government or other professional acumen, bearing in mind the composition of the Board of Supervisory Directors and the current state of the Company and the industry generally at the time of determination; and the number of other public companies for which the person serves as director and the availability of the person’s time and commitment to the Company. In the case of current Supervisory Directors being considered for renomination, the Nominating and Corporate Governance Committee will also take into account the Supervisory Director’s tenure as a member of our Board of Supervisory Directors; the Supervisory Director’s history of attendance at meetings of the Board of Supervisory Directors and committees thereof; and the Supervisory Director’s preparation for and participation in such meetings.
Supervisory Director Nomination Process
•	The Nominating and Governance Committee, the Chairman of the Supervisory Board, the Chief Executive Officer, or a Supervisory Director identifies a need to add a new board member that meets specific criteria or to fill a vacancy on the board. The Nominating and Governance Committee also reviews the candidacy of existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board. The Nominating and Governance Committee also considers recommendations for nominees for directorships submitted by shareholders as provided below.
•	If a new board member is to be considered, the Nominating and Governance Committee initiates a search by seeking input from other Supervisory Directors and senior management, and hiring a search firm, if necessary. An initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Supervisory Board are identified by and/or presented to the Nominating and Governance Committee, which ranks the candidates. Members of the Nominating and Governance Committee review the qualifications of prospective candidate(s), and the Chairman of the Supervisory Board, the Chief Executive Officer, and all other Supervisory Board members have the opportunity to review the qualifications of prospective candidate(s).
•	Shareholders seeking to recommend Supervisory Director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Secretary at the address indicated on the cover page of this proxy, giving the recommended candidates’ name, biographical data and qualifications. The Nominating and Governance Committee will consider all candidates submitted by shareholders within the time period set forth specified under “Other Proxy Matters — Information About Our 2009 Annual Meeting” below.
•	The Nominating and Governance Committee recommends to the Supervisory Board the nominee(s) from among the candidate(s), including existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board, and new candidates, if any, identified as described above.
•	The nominee(s) are nominated by the Supervisory Board.
Related Person Transactions
     Related person transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. Under its charter, the Audit Committee is charged with the responsibility of reviewing with management and the independent public accountants (together and/or separately, as appropriate) insider and affiliated party transactions and potential conflicts of interest. The Audit Committee has delegated authority to review transactions involving employees, other than our executive officers, to our general counsel. We identify such transactions by distributing questionnaires annually to each of our directors, officers and employee.
     In deciding whether to approve a related person transaction the following factors may be considered:
•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;
•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;
•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;
•	the business advantage the Company would gain by engaging in the transaction; and
•	an analysis of the significance of the transaction to the Company and to the related party.
     To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee requires that there is a Company business interest supporting the transaction and the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities. The Audit Committee has adopted a written policy that governs the approval of related person transactions.
     There were no transactions that occurred during fiscal year 2007 in which, to our knowledge, the Company was or is a party, in which the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of our common shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
     During 2007, no executive officer served as:

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;
•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our Supervisory Directors; or
•	a director of another entity, one of whose executive officers served on our Compensation Committee or the board of directors of one of our subsidiaries.
Joseph R. Perna, a member of our Compensation Committee, was an officer of our Company until his retirement on March 1, 1998, more than ten years ago.
Communications with Directors; Website Access to Our Corporate Documents
     Shareholders or other interested parties can contact any Supervisory Director or committee of the Board of Supervisory Directors by directing correspondence to them in care of John D. Denson, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.
     Our Internet address is www.corelab.com. Our Corporate Governance Guidelines, our Code of Ethics, our Code of Business Conduct and the charters of our Supervisory Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department.
     We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. These reports are available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. Materials we file with the SEC may also be read and copied at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC. Our 2007 Annual Report on Form 10-K included the required Section 302 certifications.
Dutch Corporate Governance Code
     The Dutch Code contains principles of good corporate governance and best practice provisions. The Dutch Code emphasizes the principles of integrity, transparency and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by “best practice” provisions. Listed Dutch N.V. companies are required to disclose in their annual report and accounts how they intend to incorporate the principles of the Dutch Code or, where relevant, to explain why they do not. The Management Board has reviewed the Dutch Code and generally agrees with its fundamental principles. As discussed above, the Company complies with U.S. corporate governance rules and, to the extent consistent therewith, the corporate governance principles of the Dutch Code. The Company intends to continue to monitor the developments in corporate governance and shall take such steps as it considers appropriate to further implement the provisions of the Dutch Code. Please see the report of the Management Board, a copy of which will be available for inspection at our offices in The Netherlands, located at Herengracht 424, 1017 BZ Amsterdam and on our Internet site at www.corelab.com for a discussion of our compliance with the Dutch Code.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our executive compensation program is designed to create strong financial incentive for our officers to increase revenues, profits, operating efficiency and returns, which we expect to lead to an increase in shareholder value. Our Compensation Committee’s principal functions include conducting periodic reviews of the compensation and benefits programs to ensure that they are properly designed to meet corporate objectives, overseeing of the administration of the cash incentive and equity-based plans and developing the compensation program for the Supervisory Directors. Our executive compensation program includes five primary elements. Three of the elements are performance-oriented and taken together, all constitute a flexible and balanced method of establishing total compensation for our senior executive officers. The elements are a) base salary, b) annual incentive plan awards, c) stock-based compensation, d) benefits and e) severance/change-in-control compensation.
Role of Consultant
     Our Compensation Committee periodically retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. In fiscal 2007, the Compensation Committee retained Stone Partners, Inc., a compensation consulting firm, to advise the Committee regarding analysis of cash compensation for our executives. The Compensation Committee requested that Stone Partners assess the proposed base salaries and target annual incentive compensation for each executive officer. Stone Partners advised the Compensation Committee that, based on our current revenues and the level and responsibilities of each position, the proposed base salaries and targeted annual cash compensation were consistent with the external market median of the benchmarked data. See “— Benchmarking” below.
Role of our Executive Officers in Establishing Compensation
     Our Chief Executive Officer provides recommendations to the Compensation Committee in its evaluation of our executive officers, including recommendations of individual cash and equity compensation levels for executive officers. Mr. Demshur relies on his personal experience serving in the capacity of Chief Executive Officer with respect to evaluating the contribution of our other executive officers as well as publicly available information for comparable compensation guidance as the basis for his recommendations to the Compensation Committee. Mr. Denson, our Vice President, General Counsel and Secretary, attended the Compensation Committee’s 2007 meetings and acted as secretary of those meetings for the purpose of keeping minutes. However, Mr. Denson was not present during Compensation Committee deliberations and voting pertaining to the determination of his own compensation.
Compensation Philosophy
     The following objectives guide the Compensation Committee in its deliberations regarding executive compensation matters:
•	Provide a competitive compensation program that enables us to retain key executives and Supervisory Board members;
•	Ensure a strong relationship between our performance results and those of our segments and the total compensation received by an individual;
•	Balance annual and longer term performance objectives;
•	Encourage executives to acquire and retain meaningful levels of common shares; and
•	Work closely with the Chief Executive Officer to ensure that the compensation program supports our objectives and culture.
     We believe that the overall compensation of executives should be competitive with the market in which we compete for executive talent. This market consists of both the oilfield services industry and other service-based industries in which we compete for executive talent. In determining the proper amount for each compensation element, we review publicly available compensation data, as well as the compensation targets for comparable positions at similar corporations within these industries. We also consider the need to maintain levels of compensation that are fair among our executive officers given differences in their respective responsibilities, levels of accountability and decision authority. The Compensation Committee generally focuses on compensation structures designed to reflect the market median. We believe that maintaining compensation at or near the median of our peer group minimizes competitive disadvantage while at the same time fairly compensating our executive officers for meeting our corporate goals. The Compensation Committee uses a range of compensation targets so as to respond better to changing business conditions, manage salaries and incentives more evenly over an individual’s career, and minimize potential for automatic increases in salaries and incentives that could occur with inflexible and narrow competitive targets. The Compensation Committee links a significant portion of each executive’s total compensation to accomplishing specific, measurable results based on both company and individual performance intended to create value for shareholders in both the short and long-term. Only executives with performance exceeding established targets may significantly exceed the market median in total compensation due to incentive compensation.
Benchmarking
     The Compensation Committee determined that we would retain Stone Partners as compensation consultant to assist in the Compensation Committee’s compensation determinations in 2007. Stone Partners reports to, and acts at the direction of, the Compensation Committee. The Compensation Committee reviews several sources as a reference for determining competitive total compensation packages. These include published data from Watson Wyatt Top Management, Mercer-Executive, Economic Research Institute Executive Assessor and Stone Partner’s Executive Oilfield Manufacturing and Services Industry compensation surveys. Watson Wyatt’s survey includes 2,567 US companies, 154 of which are in the Utilities and Energy industry. Mercer’s survey includes 2,258 companies, 101 of which are in the Energy/Mining industry. Watson Wyatt, Mercer-Executive and Economic Research Institute are nationally known, highly respected sources for data. Stone Partner’s survey (industry survey data available to participants only) includes 57 oilfield manufacturing and service companies; 2007 was the 11th year of publication for this survey. In addition, the Compensation Committee reviews proxy statement data from a peer group of companies.
Selecting the Peer Group
     In 2004, the Compensation Committee, with the assistance of Stone Partners, developed a peer group of companies to be used for compensation purposes, consisting of 12 publicly traded oilfield services companies comparable in size to our company in terms of annual revenues and the value of ongoing operations. The Compensation Committee periodically reviews the composition of our compensation peer group and reviews the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate compensation levels for our executives. The companies comprising our compensation peer group for the fiscal year ended 2007 were:
•	BJ Services Company
•	Cal-Dive International, Inc. (substantially owned by Helix Energy Solutions Group, Inc.)
•	Global Industries, Ltd.
•	National Oilwell Varco, Inc.
•	Newpark Resources Inc.
•	Oceaneering International, Inc.
•	Pride International, Inc.
•	Smith International, Inc.
•	Tetra Technologies, Inc.
•	W-H Energy Services, Inc.
•	Weatherford International Ltd.

     In February 2008, the Compensation Committee reviewed the peer companies based on industry, revenue, market cap and assets; the following companies were added to our peer group for future peer comparisons:
•	Basic Energy Services, Inc.
•	CARBO Ceramics Inc.
•	Complete Production Services, Inc.
•	Ion Geophysical Corporation
•	Oil States International, Inc.
•	Superior Energy Services, Inc.
     Veritas DGC Inc. (now CGGVeritas) was removed from the peer group because it is no longer subject to U.S. reporting requirements.
Elements of Compensation
     Base Salary. Base salary is the fixed annual compensation we pay to an executive for performing specific job responsibilities. It represents the minimum income an executive may receive in any given year. We target base salaries to result in annual salaries at approximately the market median of our peer group for executives having similar responsibilities. The Compensation Committee may adjust salaries based on its annual review of the following factors:
•	the individual’s experience and background;
•	the individual’s performance during the prior year;
•	the benchmark salary data;
•	the general movement of salaries in the marketplace; and
•	our financial and operating results.
     As a result of these factors, a particular executive’s base salary may be above or below the targeted median at any point in time. Messrs. Bergmark, Davis and Denson received an average 10% and 15% merit increase in 2006 and 2007, respectively, and Mr. Demshur received a 22% merit increase in 2007, in each case, as a result of our financial performance and the returns experienced by our shareholders.
     Mr. Demshur’s salary did not change in 2006 as a result of his request to the Compensation Committee that his salary not be increased. On February 12, 2008, the Compensation Committee approved merit increases for our named executive officers so that their 2008 base salary amounts will be: Mr. Demshur, $656,000; Mr. Bergmark, $400,000; Mr. Davis, $390,000; and Mr. Denson, $328,000.
     Non-Equity Incentive Compensation. The Compensation Committee determines the terms under which the annual incentive compensation will be paid to executive officers. The purpose of these awards is to:
•	Share our success with employees;
•	Provide a financial incentive to focus on specific performance targets;
•	Reward employees based on individual and team performance;
•	Promote a sense of shared accomplishment among employees; and
•	Encourage employees to continually improve our financial and operating performance and thereby create shareholder value.

     Under our annual incentive plan, the Compensation Committee has the discretion to set goals and objectives that it believes are consistent with creating shareholder value, including financial measures, operating objectives, growth goals and other measures. The Compensation Committee also considers individual achievement. The Compensation Committee designs these awards so that cash incentive compensation will approximate the market median when individual and corporate strategic objectives are achieved and will exceed the market median when performance plans are exceeded. Annual incentive awards are designed to put a significant portion of total compensation at risk.
     For fiscal 2007, the following performance measures were selected and weighted by the Compensation Committee to give emphasis to performance for which participants have the most direct control:
•	50% of the annual incentive payout was based on an earnings per share target;

•	25% of the annual incentive payout was based on an earnings before interest and taxes, or EBIT, target; and

•	25% of the annual incentive payout was based on a discretionary component, which allows for recognition of outstanding effort and dedication.
     Company performance goals include a threshold level below which no award will be payable. Threshold performance is generally set at 85% of budget and over a normal business cycle, we expect to achieve our threshold performance level 80% of the time. Target performance is generally set at the budgeted level for the year and we generally expect to achieve our target performance level 50-60% of the time. Maximum performance is generally set at 115% of budget and we expect to achieve or exceed this level 20% of the time. Since this plan began ten years ago, we have achieved performance in excess of the target five times and have achieved the maximum level four times.
     Under the annual incentive plan, a target award opportunity is established as a percentage of salary for each executive officer based upon a review of the competitive data for that officer’s position, level of responsibility and ability to impact our financial success. The target award opportunity for each of Messrs. Demshur, Bergmark, Davis and Denson is 75%, 50%, 50% and 37.5%, respectively. Under their employment agreements, each of Messrs. Demshur, Bergmark, Davis and Denson is entitled to receive amounts of up to 150%, 100%, 100% and 75%, respectively. These percentages result in two times our target amounts, which we believe are consistent with amounts provided to similarly situated executives by companies in our peer group.
     Execution of our business strategy in 2007 led to growth in revenues, earnings and return on invested capital ultimately providing industry leading shareholder returns. As a result, our diluted earnings per share and EBIT were $4.96 and $183.8 million, respectively, which exceeded our maximum performance targets for 2007, which were $4.54 and $161.0 million, respectively. Each executive officer received a cash incentive payment as reflected in the Summary Compensation Table, which amounts represent for Mr. Demshur, 112.5% of his year-end base salary; Mr. Bergmark, 75% of his year-end base salary; Mr. Davis, 75% of his year-end base salary; and Mr. Denson, 56.3% of his year-end base salary.
     Equity Incentive Compensation. We currently administer long-term incentive compensation awards through our LTIP. Specifically, we encourage share ownership by awarding long-term equity incentive awards under programs, consisting of the Performance Share Award Program, or “PSAP,” and the Restricted Share Award Program, or “RSAP.” We believe that widespread common share ownership by key employees is an important means of encouraging superior performance and employee retention. Our equity-based compensation programs encourage performance and retention by providing additional incentives for executives to further our growth, development and financial success by personally benefiting through the ownership of our common shares and/or rights, which recognize growth, development and financial success over a longer time horizon.
     We use restricted share grants as our primary form of equity compensation, which we believe are a stronger motivational tool for our employees. Restricted share awards provide some value to an employee during periods of stock market volatility, whereas other forms of equity compensation, such as stock options, may have limited perceived value and may do little to retain and motivate employees when the current value of the company’s stock is less than the option price. Currently, our long-term equity incentive compensation is exclusively in the form of restricted shares and performance restricted shares.

     The Equity Awards Committee, a subcommittee of our Compensation Committee, based on recommendations from our Chief Executive Officer, determines the amount and terms of our long-term incentive awards by periodically reviewing competitive market data and each executive’s long-term past performance, ability to contribute to our future success, and time in the current job. The subcommittee takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in our shares. The number of shares previously granted or vested pursuant to prior grants is not typically a factor that is used when determining subsequent grants to an executive officer. The subcommittee considers the foregoing factors together and subjectively determines the appropriate magnitude of the award. In 2007, equity-based compensation comprised approximately 43% of total direct compensation for the three executive officers receiving equity awards.
     The subcommittee awards restricted shares and performance restricted shares that vest over a period of years. Restricted share awards vest based on an employee’s continued employment over a period of time. The subcommittee determines the appropriate length of the vesting period which for most restricted shares is at a rate of 1/6 per year over a period of six years. Performance restricted shares vest if we achieve certain performance goals generally over a three-year period, which allow us to compensate our employees as we meet or exceed our business objectives.
     We have no program, plan or practice to time the grant of restricted shares or performance shares to executives in coordination with material non-public information.
     Restricted Share Award Program. In March 2007, 6,600 restricted shares were granted to each of Messrs. Bergmark and Davis and 4,800 restricted shares were granted to Mr. Denson, which we believe are in line with awards made by companies in our peer group based on a multiple of salary. At his request, Mr. Demshur was not granted an award. Subject to continued employment, one-sixth of the shares vest each year for six years on the anniversary of the date of grant. Full vesting will occur if an executive officer’s employment is terminated because of death or disability or upon the occurrence of a change in control if the executive officer has been continuously employed by us from the date of the grant until the change in control. No performance accelerators for early vesting exist within this award. Compensation expense relating to these awards, which we recognized for financial accounting purposes during fiscal 2007, is reflected in footnote 1 to the Summary Compensation Table.
     The 18,000 restricted shares granted to our executive officers represented about 24.0% of the approximately 74,900 shares of restricted stock awarded to approximately 117 employees. Restricted stock awards may also be made to new hires as an inducement to attract candidates.
     Performance Share Award Program. Under the PSAP, our executive officers were awarded rights to receive a pre-determined number of common shares if certain performance targets were met, as defined in the applicable agreements for the respective three-year performance period. The following discussion relates to a PSAP awards granted in 2003, 2004 and 2005.
     In January 2007, the subcommittee determined that the performance target criteria had been met relating to both tranches of the 2004 performance shares, which covered an aggregate (equally divided between the two tranches) for both tranches of 120,000 performance shares, of which awards with respect to 90,000 shares were granted to our executive officers, and we issued the common shares on January 31, 2007. With respect to the performance shares under the first tranche of this award, the performance target criteria for full vesting required our common shares to perform at or above the 75th percentile of the companies comprising the OSX at the end of the three-year period. The other half of the performance shares under these awards fully vested if we achieved a return on equity of 18% or more during the performance period. Compensation expense relating to these awards, which we recognized for financial accounting purposes during fiscal 2006, is reflected in footnote 1 to the Summary Compensation Table.
     In February 2008, the subcommittee determined that the performance target criteria for full vesting had been met relating to the 2005 performance shares and we issued the common shares on February 12, 2008. Compensation expense relating to these PSAP awards which we recognized for financial accounting purposes during fiscal 2006, in footnote 1 to the Summary Compensation Table, which covers an aggregate of 120,000 performance shares, of which awards with respect to 90,000 shares were granted to our executive officers. The performance target criteria for full vesting required that our return on equity for the three-year performance period that began on January 1, 2005 equals or exceeds 24%.
     Executive Restricted Share Matching Program. The Executive Restricted Share Matching Program was implemented in June 2002 to encourage personal investment in our common shares by executive officers. The program concluded on June 1, 2007 and no further awards are contemplated under the program. Under the program, we matched on a one-for-one basis each share that an executive purchased on the open market or held in his/her deferred compensation, 401(k) or other retirement account as of June 1, 2002, up to a maximum of 50,000 shares per participant. The shares purchased or held by the executives for matching purposes were 47,394, 49,259, 16,492 and 19,708 for Messrs. Demshur, Bergmark, Davis and Denson, respectively. Pursuant to the ESMP, in June 2005, we issued additional restricted shares (the “Restricted Gross-up Shares”) to reimburse them for tax liabilities resulting from the vesting of the original grant in June 2002 of 132,853 restricted shares under the ESMP and their eventual vesting in the Restricted Gross-up Shares provided the participant maintained their share ownership through June 1, 2007. The restrictions on the additional 76,200 shares lapsed on June 1, 2007. Compensation expense relating to these awards, which we recognized for financial accounting purposes during fiscal 2007, is reflected in footnote 1 to the Summary Compensation Table. For more information about this program, please read “Information About Our Executive Officers and Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table —Executive Restricted Share Matching Program.”
     Health and Welfare Benefits. We offer a standard range of health and welfare benefits to all employees, including our executive officers. These benefits include medical, prescription drug, and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance, and flexible spending accounts. Our plans do not discriminate in favor of our executive officers.
     401(k). We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. We provide this plan to assist our employees in saving some amount of their cash compensation for retirement in a tax efficient manner. Participants may contribute up to 60% of their base and cash incentive compensation, subject to the current limits under the Internal Revenue Code of 1986, as amended (the “Code”). We match employee contributions under this plan up to the first 4% of the participant’s contribution and may make additional discretionary contributions. For plan year 2007, we contributed an additional 3% of the admissible compensation for each eligible employee, including our executive officers, into the plan to acknowledge the outstanding efforts of our employees. We have not yet determined the amount of such discretionary contributions for 2008.
     Deferred Compensation Plan. Through our subsidiary, Core Laboratories LP, we have adopted a nonqualified deferred compensation plan that permits certain employees, including all executive officers, to elect to defer all or a part of their cash compensation (base, annual incentives and/or commissions) from us until the termination of their status as an employee. Participating employees are eligible to receive a matching deferral under the nonqualified deferred compensation plan that compensates them for contributions they could not receive from us under the 401(k) plan due to the various limits imposed on 401(k) plans by the U.S. federal income tax laws.
     The employer matching contributions vest at a rate of 20% per year over a period of 5 years. Discretionary employer contributions may also be made on behalf of participants in the plan and are subject to discretionary vesting schedules determined at the time of such contributions. Vesting in all employer contributions is accelerated upon the death of the participant or a change in control. Employer contributions under the plan are forfeited upon a participant’s termination of employment to the extent they are not vested at that time.
     Supplemental Executive Retirement Plans. In 1998, based on our review of post-retirement compensation provided by various companies in the oilfield services industry, we adopted a Supplemental Executive Retirement Plan, referred to as the “Group SERP,” for the benefit of certain key employees and outside directors. The Group SERP was established to provide additional retirement income for certain of our then-executive officers and death benefits to the officers’ designated beneficiaries as a reward for the executive officer’s prior contributions and future efforts to our success and growth. Richard Bergmark, David Demshur and Joseph Perna, a former officer and current director, participate in the Group SERP. Please read “Information About Our Executive Officers and Executive Compensation — Pension Benefit Plans — Group SERP” for more information about the Group SERP.
     In 1999, based on our review of post-retirement compensation provided by various companies in the oilfield services industry, we adopted Supplemental Executive Retirement Plans for Monty L. Davis and John D. Denson, which are referred to as the “Individual SERPs.” The terms of the Individual SERPs are similar to that of the Group SERP except that the amount of the retirement benefit is determined using a formula that takes into consideration the participant’s compensation, years of employment, and a five-year vesting schedule. Please read “Information About Our Executive Officers and Executive Compensation — Pension Benefit Plans — Individual SERPs” for more information about the Individual SERPs.
     Other Perquisites and Personal Benefits. We do not offer any perquisites or other personal benefits to any executive with a value over $10,000 beyond those discussed above.

     We believe in the importance of providing attractive intangible benefits to all employees such as open and honest communications, ethical business practices, and a safe work environment.
Executive Compensation Policies
     Share Retention Guidelines. We suggest that each executive and senior manager own our common shares equal in value to at least one times that person’s annual base salary. Alignment with shareholder interests is reflected in current stock ownership among the named executive officers, the value of which ranges from approximately 48 to 120 times annual base salary based on the closing price of our common stock on December 31, 2007, as reflected in the beneficial ownership table provided in “Ownership of Securities — Securities Ownership by Certain Beneficial Owners and Management.” They reflect a significant personal investment in us by the same executives responsible for determining the future success of the organization and the return to shareholders.
     Securities Trading Policy. We prohibit officers and certain other managers from trading our securities on the basis of material, non-public information or “tipping” others who may so trade on such information and from trading in our securities without obtaining prior approval from our General Counsel. If the manager does not have inside information that is material to the business, the officer or manager may trade immediately following quarterly earnings press releases during an Allowed Trading Window. Any exceptions must be requested in writing and signed by one of the following persons: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel. Any derivative transaction which effectively shifts the economic risk of ownership to a third party is not allowed at any time by these officers and certain other managers unless approved by the Compensation Committee.
     Deductibility of Compensation over $1 million. Section 162(m) of the Internal Revenue Code imposes a limit of $1 million, unless compensation is performance based or another exception applies, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. Although we have not yet finalized our 2007 tax return, we expect that this limit may apply to certain deductions in the 2007 tax return.
Employment Agreements and Change in Control Agreements
     We maintain employment agreements with our four executive officers to ensure they will perform their roles for an extended period of time. These agreements are described in more detail elsewhere in this proxy statement. Please read “Information About Our Executive Officers and Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the executives is terminated under certain conditions, such as following a change in control, termination by him for any reason or termination by us for any reason other than upon his death or disability, for “cause” or upon a material breach of a material provision of his employment agreement, each as defined in the agreements.
     The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:
     Change in Control. As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. We provide severance compensation if an executive’s employment is terminated following a change in control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of an executive officer without cause as defined in the applicable agreement, we are obligated to continue to pay him certain amounts as described in greater detail in “Potential Payments Upon Termination or Change in Control.” We believe these payments are appropriate because the terminated executive is bound by confidentiality, nonsolicitation and non-compete provisions covering two years after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our shareholders’ best interests.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
Executive Officers
     Currently, our executive officers consist of David M. Demshur, Monty L. Davis, Richard L. Bergmark, and John D. Denson. Biographical information regarding Messrs. Demshur and Bergmark can be found in “Information About Our Supervisory Directors and Director Compensation — Board of Supervising Directors.” The following biographies describe the business experience of Messrs. Davis and Denson. Our executive officers are not Managing Directors of our Company for purposes of Dutch law.
     Monty L. Davis, who is 53 years of age, joined Western Atlas International in 1977, holding various management positions including Atlas Wireline Division Financial Controller for Europe, Africa and the Middle East from 1983 to 1987, Core Laboratories Division Vice President of Finance from 1987 to 1991, and Atlas Wireline Division vice president of finance and administration from 1991 to 1993. In 1993, Mr. Davis left Western Atlas International and joined Bovar Inc. of Calgary, Canada, an environmental waste disposal company, as chief financial officer. From 1994 to 1995 he served as chief operating officer and from 1995 to 1998 he served as president and chief executive officer of Bovar Inc. Mr. Davis rejoined our Company as Senior Vice President in 1998, and in 1999 was promoted to Chief Operating Officer, the position he currently holds.
     John D. Denson, who is 50 years of age, joined our Company in 1992 and has served as our Vice President, General Counsel and Secretary since 1994. Mr. Denson is a member of the State Bar of Texas.

Summary Compensation
     The following table summarizes, with respect to our Chief Executive Officer and each of our other executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal years 2006 and 2007.
Summary Compensation for the Years Ended December 31, 2006 and 2007

						Change in
						Pension Value
						and Nonqualified
				Non-Equity		Deferred
			Stock	Incentive Plan		Compensation	All Other
Name and Principal		Salary	Awards	Compensation		Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)		($)	($)(4)	($)
David M. Demshur President and Chief	2007	625,000	449,041	937,500	(2)	352,000 (3)	9,164	2,372,705
Executive Officer	2006	504,569	1,088,559	766,200	(2)	(3)	8,953	2,368,281

Richard L. Bergmark Executive Vice President, Chief Financial Officer	2007	380,000	420,728	380,000	(2)	354,000 (3)	9,183	1,543,911
and Treasurer	2006	324,569	799,096	330,800	(2)	(3)	8,944	1,463,409

Monty L. Davis
Chief Operating Officer	2007	370,000	320,728	370,000	(2)	214,000 (3)	9,177	1,283,905
and Senior Vice President	2006	314,569	559,097	320,800	(2)	(3)	8,940	1,203,406

John D. Denson Vice President, General	2007	312,000	237,047	234,000	(2)	208,000 (3)	9,160	1,000,207
Counsel and Secretary	2006	264,569	363,581	176,250	(2)	(3)	8,933	813,333

(1)	The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2007 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal years ended December 31, 2006 and 2007 included in our annual reports on Form 10-K. The awards for which compensation expense was recognized consist of (1) performance shares granted in 2005 (2006—$684,900, 2007—$684,900); (2) restricted shares granted in 2006 (2006—$101,624; 2007—$337,197); and (3) Restricted Gross-up Share awards granted in 2002 (2006, $973,074; 2007—$405,447). See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the material features of these awards. No options were awarded to our named executive officers in 2007.

(2)	Calculated based on 2006 and 2007 year-end base salaries of: Demshur—$510,800, $625,000; Bergmark—$330,800, $380,000; Davis—$320,800, $370,000; and Denson—$270,800, $312,000.

(3)	The change in pension value during 2006 and 2007 for each of our named executive officers was: Demshur—$(48,000), $352,000; Bergmark—$(44,000), $354,000; Davis—$(30,000), $214,000; and Denson—$(35,000), $208,000. No amounts are attributable to nonqualified deferred compensation earnings.

(4)	No executive officer received perquisites in excess of $10,000 in fiscal 2006 or 2007.

All Other Compensation from Summary Compensation Table
     The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation table above.

			Company-
		Core 401(k)	Owned Life
		Contributions	Insurance(1)	Total
Name	Year	($)	($)	($)
David M. Demshur	2007	9,000	164	9,164
	2006	8,800	153	8,953

Richard L. Bergmark	2007	9,000	183	9,183
	2006	8,800	144	8,944

Monty L. Davis	2007	9,000	177	9,177
	2006	8,800	140	8,940

John D. Denson	2007	9,000	160	9,160
	2006	8,800	133	8,933

(1)	The amounts shown reflect premiums we pay for life insurance coverage for our executive officers, which insurance payments will be used to assist us with providing death benefits under the deferred compensation plan.
Grants of Plan-Based Awards
     The following table provides information concerning each grant of an award made to our Chief Executive Officer and each of our other executive officers in the last completed fiscal year under any plan, including awards that have been transferred.
Grants of Plan-Based Awards for the Year Ended December 31, 2007

			Estimated Future Payouts Under Non-				Grant
			Equity Incentive Plan Awards			All Other	Date Fair
						Stock Awards:	Value of
						Number of	Stock and
						Shares of Stock	Option
		Approval	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Date(1)	($)	($)	($)	(#)	($)
David M. Demshur	—	—	0	492,000	984,000	—	—
Richard L. Bergmark	03/01/2007	03/01/2007	0	200,000	400,000	6,600	518,496
Monty L. Davis	03/01/2007	03/01/2007	0	195,000	390,000	6,600	518,496
John D. Denson	03/01/2007	03/01/2007	0	123,000	246,000	4,800	377,088

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.
     Employment Agreements.
     David M. Demshur. Mr. Demshur serves as our President and Chief Executive Officer pursuant to an employment agreement entered into on August 1, 1998, restated as of December 31, 2001, and amended as of February 28, 2003. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Demshur’s employment agreement entitles him to an original base salary of $420,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” The employment agreement provides that Mr. Demshur is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.
     Richard L. Bergmark. Mr. Bergmark serves as our Chief Financial Officer and Treasurer pursuant to an employment agreement entered into on August 1, 1998, restated as of December 31, 2001, and amended as of February 28, 2003. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Bergmark’s employment agreement entitles him to an original base salary of $236,250, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” The employment agreement provides that Mr. Bergmark is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.
     Monty L. Davis. Mr. Davis serves as our Chief Operating Officer pursuant to an employment agreement entered into on August 1, 1998, restated as of December 31, 2001, and amended as of February 28, 2003. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Davis’ employment agreement entitles him to an original base salary of $231,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” The employment agreement provides that Mr. Davis is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.
     John D. Denson. Mr. Denson serves as our General Counsel, Vice President and Secretary pursuant to an employment agreement entered into on August 1, 1998, restated as of December 31, 2001, and amended as of February 23, 2003. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Denson’s employment agreement entitles him to an original base salary of $199,500, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 75% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” The employment agreement provides that Mr. Denson is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.
     Restricted Share Award Program. On March 1, 2007, the subcommittee granted approximately 70,300 restricted shares to key employees under the RSAP program. On May 15, 2006, the subcommittee granted approximately 218,000 restricted shares to key employees under the RSAP program. Subject to continued employment with us, these shares vest in the amount of 1/6th of each grant on each of the six annual anniversaries of the date of grant. Full vesting will occur, however, if an employee’s employment with us is terminated by reason of death or disability or if an employee continues in our employment until the date upon which a change in control occurs.

     Executive Restricted Share Matching Program. In order to vest in the Restricted Gross-up Shares, a participant generally must have remained in our employment until June 1, 2007 and maintain continuous ownership until such date of (a) the equivalent number of shares the participant initially purchased in order to receive the original restricted matching share award plus (b) a number of the shares received in the restricted matching share award (which number of shares is generally equal to all of the shares included in the restricted matching share award less a percentage of such shares surrendered by the participant to pay applicable taxes upon their vesting). At June 1, 2007 all of the Restricted Gross-up Shares vested pursuant to the terms of the Executive Restricted Share Matching Program.
     Performance Share Award Program. Under the PSAP, our executive officers were awarded rights to receive a pre-determined number of common shares if certain performance targets were met, as defined in the applicable agreements for the respective three-year performance period. The PSAP awards reflected in the Summary Compensation and Outstanding Equity Awards table were granted in 2005.
     2005 PSAP Awards. We granted 90,000 performance shares to our executive officers in 2005. These awards vested at the end of a three-year performance period that ended on December 31, 2007. Unless there was a change in control, none of these shares would have been issued if our return on equity was less than 20% for the three-year performance period. If our return on equity for the performance period equaled 20%, then 50% of the shares would have been issued, and if our return on equity for the performance period equaled or exceeded 24%, then 100% of the shares would have been issued. If our return on equity for the performance period was greater than 20% but less than 24%, then the number of shares to be issued would have been interpolated based on the terms of the agreement. Our return on equity for the performance period was greater than 24%, therefore 100% of the shares were issued on February 12, 2008.
     Pension Benefit Plans. For a description of our Supplemental Executive Retirement Plans, please read “—Pension Benefit Plans” below.
Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning stock that has not vested, and equity incentive plan awards for our Chief Executive Officer and each of our other executive officers as of the end of our last completed fiscal year. None of our executive officers held unexercised options as of the end of our last completed fiscal year.
Outstanding Equity Awards at December 31, 2007

				Equity Incentive Plan
			Equity Incentive Plan	Awards: Market or
		Market Value of	Awards: Number of	Payout Value of
	Number of Shares or	Shares or Units of	Unearned Shares,	Unearned Shares,
	Units of Stock That	Stock That Have Not	Units or Other Rights	Units or Other Rights
	Have Not Vested	Vested	That Have Not Vested	That Have Not Vested
Name	(#)	($)	(#)	($)
David M. Demshur	—	—	40,000 (2)	4,988,800
Richard L. Bergmark	11,600 (1)	1,446,752	20,000 (2)	2,494,400
Monty L. Davis	11,600 (1)	1,446,752	20,000 (2)	2,494,400
John D. Denson	9,800 (1)	1,222,256	10,000 (2)	1,247,200

(1)	Consist of 5,000 restricted shares remaining unvested which were granted to each named executive officer in 2006 and grants of restricted shares granted in 2007. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table — Restricted Share Award Program” and “—Executive Restricted Share Matching Program” for a description of the vesting terms of these awards.

(2)	Consist of performance share awards granted in 2005. Please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Performance Share Award Program” for a description of the vesting terms of these awards.

Option Exercises and Stock Vested
     The following table provides information concerning each exercise of stock option and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the last completed fiscal year on an aggregated basis with respect to each of our executive officers.
Option Exercises and Stock Vested for the Year Ended December 31, 2007

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise (1)	Acquired on Vesting	Vesting (2)
Name	(#)	($)	(#)	($)
David M. Demshur	555,000	44,017,050	67,183	5,802,273

Richard L. Bergmark	270,000	21,413,700	49,253	4,345,727

Monty L. Davis	297,000	23,555,070	30,459	2,612,920

John D. Denson	113,080	8,968,375	22,304	1,959,029

(1)	None of the common shares received upon exercise of these options were sold in 2007 in the open market.

(2)	None of the common shares received upon vesting of these stock awards were sold in 2007 in the open market.
Pension Benefit Plans
     The following table provides information on our executive officers’ pension benefit plans as of December 31, 2007, including, with respect to each executive officer, the number of years credited under the applicable plan, the actuarial present value of the accumulated pension benefit and the dollar amount of any payments received during the year ended December 31, 2007.
Pension Benefit Plans as of December 31, 2007

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	2007
Name	Plan Name	(#)	($)	($)
David M. Demshur	Group SERP	N/A	2,248,000	—
Richard L. Bergmark	Group SERP	N/A	2,337,000	—
Monty L. Davis	Individual SERP	25.0	1,369,000	—
John D. Denson	Individual SERP	15.3	1,220,000	—
     Group SERP. In 1998, we adopted the Core Laboratories Supplemental Executive Retirement Plan, which we refer to as the “Group SERP,” for the benefit of certain key employees and outside directors. The Group SERP was subsequently amended in 1999, 2001, 2002, and 2003. The Group SERP was established to provide additional retirement income to the participants and death benefits to the participants’ designated beneficiaries as a reward for the participants’ contributions to our success and growth. Richard L. Bergmark, David M. Demshur, and Joseph Perna, a former employee and current director, participate in the Group SERP. Each participant is entitled to receive a retirement benefit of $250,000 per year, which begins on the participant’s retirement date (which is the later of the participant’s termination of employment or attaining the age of 65 years) and is paid in annual installments until the participant’s death. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant’s designated beneficiary is entitled to receive $250,000 each year until such payments have been made for an aggregate of 15 years to both the participant and such designated beneficiary. If the participant dies before his retirement date, the designated beneficiary of the deceased participant is entitled to receive $225,000 each year for 15 years. Each participant’s benefit under the Group SERP is fully vested and fully accrued. Each participant has made an irrevocable election to receive a lump sum payment if a change in control occurs. The lump sum amount will be equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant’s retirement. Benefits under the Group SERP may be forfeited only in the event of a participant’s termination for cause (defined as the participant’s conviction of a felony or a misdemeanor involving moral turpitude).
     Individual SERPs. In 1999, we adopted the Core Laboratories Supplemental Executive Retirement Plans for Monty L. Davis and John D. Denson, which we refer to as the “Individual SERPs.” The Individual SERPs provide participants an annual retirement benefit, which begins on the participant’s retirement date (which is the later of the participant’s termination of employment or attaining the age of 65 years) and is paid in annual installments until the participant’s death. The annual retirement benefit is equal to 2% of the participant’s final average pay (defined below) for each year of credited service (not to exceed 25 years of credited service). In the event of a change in control while the executive is employed by us or the involuntary termination of the executive’s employment without cause within six months prior to a change in control, Messrs. Davis and Denson will receive an annual retirement benefit in the amount equal to the greater of the amount determined above or $150,000. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant’s designated beneficiary is entitled to the retirement benefit described above each year until such payments have been made for an aggregate of 15 years to both the participant and his designated beneficiary. In the event that a participant dies before his retirement date, his designated beneficiary will receive an annual retirement benefit in the amount equal to the greater of the amount determined above or $150,000 for 15 years. Additionally, the participants have made an irrevocable election to receive a lump sum payment if a change in control occurs. The lump sum amount would be equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant’s retirement. A participant will forfeit his interest in an Individual SERP if he is terminated for cause (defined as the participant’s conviction of a felony or a misdemeanor involving moral turpitude).
     A participant’s “final average pay” for purposes of calculating the annual retirement benefit under an Individual SERP is the average of the participant’s annual base salary for the five consecutive calendar years immediately preceding the calendar year in which occurs the earlier of the participant’s death or termination of employment. In the event a change in control occurs (as defined in the Individual SERP), “final average pay” is the greater of (x) the amount determined above, and (y) the participant’s annual base salary for the five consecutive calendar years immediately preceding the calendar year in which the change in control occurs.
     We have purchased insurance coverage on the lives of Messrs. Demshur, Bergmark, Perna, Davis and Denson to assist us in providing benefits under the Group and Individual SERPs. We are the owner and beneficiary of the insurance coverage for which all of the Group SERP and the Individual SERP premiums are fully paid. Based on actuarial calculations (including a 12% earnings rate assumption), the benefits paid to us under the insurance policies should be sufficient to cover the costs of the Group and Individual SERPs’ benefits for these individuals. However, to the extent the death benefits under the policies are insufficient to cover those costs, we are obligated to pay the remainder out of other general assets to absorb any shortfall.
Nonqualified Deferred Compensation
     The following table provides information relating to our executive officers’ benefits in the nonqualified deferred compensation plans, including, with respect to each executive officer, the aggregate contributions made by such executive officer during the year ended December 31, 2007, the aggregate contributions made by the company during the year ended December 31, 2007, on behalf of the executive officer, the aggregate interest or other earnings accrued during the year ended December 31, 2007, the aggregate value of withdrawals and distributions to the executive officer during the year ended December 31, 2007 and balance of account as of December 31, 2007.

Nonqualified Deferred Compensation for the Year Ended December 31, 2007

					Aggregate
	Executive	Registrant		Aggregate	Balance at
	Contributions	Contributions in	Aggregate	Withdrawals/	December 31,
	in 2007	2007	Earnings in 2007	Distributions	2007
Name	($)	($)	($)	($)	($)
David M. Demshur	122,571	46,468	957,015	0	3,050,550
Richard L. Bergmark	8,319	19,446	115,535	0	387,747
Monty L. Davis	39,763	18,632	141,623	0	599,204
John D. Denson	9,982	7,988	57,512	0	229,876
     Since 2006, the employer has made matching contributions on all participant salary reduction deferrals to the plan. The plan also provides for employer contributions equal in amount to certain forfeitures of, and/or reductions in, employer contributions that participants could have received under the 401(k) Plan in the absence of certain limitations imposed by the Code. Distributions of a participant’s plan benefits can only be made under certain prescribed circumstances, such as termination of employment or upon a specified date as elected by the participant. In the event of a termination of employment (other than by death or disability) of a “key employee,” distributions must be delayed for six months. A participant’s plan benefits include the participant’s deferrals, the vested portion of the employer’s contributions, and deemed investment gains and losses on such amounts. In the case of a participant who dies while employed with the employer, an additional $50,000 life insurance benefit will also be paid under the plan to the participant’s beneficiary. The plan may be amended if necessary to comply with the American Jobs Creation Act of 2004 to reflect certain statutorily mandated requirements applicable to the plan, which amendments, if any, are anticipated to occur in 2008. For additional information, see “Elements of Compensation — Deferred Compensation Plan.”
Potential Payments Upon Termination or Change in Control
     We have entered into certain agreements and maintain certain plans that will require us to provide compensation and/or benefits to our named executive officers in the event of a termination of employment or a change in control of the Company. The compensation and benefits described below assume that any termination of employment was effective as of December 31, 2007, and thus includes amounts earned through that date. The tables below provide estimates of the compensation and benefits that would be provided to the executives upon their termination of employment; however, in the event of an executive’s separation from the Company, any actual amounts will be determined based on the facts and circumstances in existence at that time.
     Employment Agreements
     Our executive employment agreements include provisions governing the payment of severance benefits if employment is terminated by the executive for any reason or by the Company for any reason other than (1) death or disability, (2) for cause, or (3) the executive’s material breach of a material provision of the employment agreement. In such event, our executive severance benefits will be comprised of:
     (a) the payment of a lump-sum amount equal to the sum of:
•	200% of his base salary as in effect immediately prior to the termination; and

•	two times 45% of the maximum annual incentive bonus he could have earned pursuant to his employment agreement;
     (b) provision of a benefits package for the executive and his spouse and dependent children consisting of medical, hospital, dental, disability and life insurance benefits at least as favorable as those benefits provided to the executive and his spouse and dependent children immediately prior to termination, for as long as the executive and his spouse or dependent children are living;
     (c) the provision of outplacement services at a cost not to exceed 100% of the executive’s annual base salary as in effect immediately prior to the termination;

     (d) the full and immediate vesting and exercisability of all of his outstanding stock options, which options shall remain exercisable for the greater of (1) three months following such termination, or (2) the period provided in the plan or plans pursuant to which such stock options were granted.
     For purposes of calculating the lifetime medical benefits, we assume the following:
•	a discount rate of 6%;

•	mortality under the 1994 Group Annuity Reserving Table projected to 2002;

•	a medical trend of 5% per annum;

•	that medical benefits are to be coordinated with Medicare such that premiums will be reduced by 50% for ages 65 and older; and

•	that the health plan is fully insured and community rated and will continue to be so in the future.
     For purposes of calculating the welfare benefits, we assume the following:
•	the basic life insurance benefit was valued as a whole life premium a discount rate of 5%;

•	mortality under the 1994 Group Annuity Reserving Table projected to 2002;

•	the accidental death and disability coverage was valued as 11.5% of the value of basic life insurance benefit, per the current premium ratio and this benefit was assumed to continue beyond age 65; and

•	the long-term disability premium was escalated at 4% to age 65, reflecting the age-related incidence of disability as well as increased administrative costs; no value is attributed to the benefit beyond age 65, as long-term disability coverage is rarely available once employment ends.
     If the executive’s employment is terminated as a result of death or disability, the executive (if living), his spouse, and/or his dependent children, as applicable, will be entitled to the benefits described under clause (b) and (d) above.
     If the executive’s employment is terminated for any reason within three years following a change in control, the executive will be entitled to the same benefits described above except that certain outstanding stock options shall remain exercisable for the greater of (i) one year following such termination, or (ii) the period provided in the plan or plans pursuant to which such stock options were granted the lump-sum payment described in clause (a) above shall be equal to three times the sum of:
•	his base salary as in effect immediately prior to his termination of employment; and

•	the greater of (A) 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract for the year in which his employment terminates or (B) the highest annual bonus he received in the three fiscal years ending prior to the fiscal year in which occurred the change in control.
     Upon a change in control, our executive officers may be subject to certain excise taxes pursuant to Section 4999 of the Code (which imposes a 20% excise tax on certain excess parachute payments). In such case, we have agreed to pay each of our executive officers a gross-up payment such that, after the payment of any income, excise or other tax on the gross-up payment, the executive officer retains an amount sufficient to pay all excise taxes pursuant to Section 4999 of the Code.
     The calculation of the Section 4999 gross-up amounts described above is based upon an excise tax rate under Section 4999 of 20%, a 35% federal income tax rate and a 1.45% medicare tax rate. For purposes of the gross-up calculations, we have assumed that (1) no amounts will be discounted as attributable to reasonable compensation, (2) all cash severance payments are contingent on a change in control (although we believe there may be a viable position to the contrary with respect to at least a portion of the cash severance payments), and (3) we could rebut the presumption required under applicable regulations that the restricted shares granted in 2007 were contingent upon a change in control.

     The tax gross-up payment described above will be payable to the executive for any excise tax incurred under Section 4999 of the Code regardless of whether his employment is terminated. However, the amount of the gross-up payment will change based upon whether the executive’s employment with us is terminated because the amount of compensation subject to the Section 4999 excise tax will change.
     Each executive’s employment agreement contains a standard confidentiality and nonsolicitation provision and requires that the executive not compete with the business conducted by the Company at any time during the period that he is employed by the Company and for the two-year period thereafter unless his employment with the Company is terminated by him for good reason, or by the Company for cause. Notwithstanding, the post-employment noncompetition and nonsolicitation restrictions terminate upon a change in control of the Company.
     The employment agreements generally use the following terms:
     “Cause” means the executive has been convicted of any felony or a misdemeanor involving moral turpitude.
     “Change in Control” means a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company if (i) the holders of equity securities of the Company immediately prior to the transaction do not beneficially own immediately after the transaction 50% or more of the common equity of the resulting entity, (ii) the holders of equity securities of the Company immediately prior to the transaction do not beneficially own immediately after the transaction 50% of the voting securities of the resulting entity, or (iii) the persons who were members of the Supervisory Board of Directors immediately prior to the transaction are not the majority of the board of the resulting entity immediately after the transaction. A Change in Control also occurs when (i) there is shareholder approval of a plan of dissolution or liquidation of the Company, (ii) any person or entity acquires or gains ownership of control of more than 30% of the combined voting power of outstanding securities of the Company or resulting entity, or (iii) a change in the composition of the Board of Directors the results of which are that fewer than a majority of the supervisory directors are incumbent directors.
     The tables below reflect the amount of compensation that would be payable to each of the named officers in various scenarios involving termination of the named officer’s employment, including following a change in control. The amount of compensation payable to each named officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named officer is shown below. The amounts shown assume that the termination was effective on December 31, 2007 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The amounts payable upon termination following a change in control assume that the change in control occurred on December 31, 2007 and the termination was effective the same day. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table.
David M. Demshur

			Involuntary		Termination
			Not For		related to
	Voluntary	Early	Cause	For Cause	Change-in-
	Termination	Retirement	Termination	Termination	Control on	Disability on	Death on
	on 12/31/2007	on 12/31/2007	on 12/31/2007	on 12/31/2007	12/31/2007	12/31/2007	12/31/2007
Compensation:
Severance	$1,250,000	$1,250,000	$1,250,000	$—	$1,875,000	—	—
Short-term Incentive	$562,500	$562,500	$562,500	$—	$1,265,625	—	—
Long-term Incentives:
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Share Award Program	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Performance Share Award Program	$—	$—	$—	$—	$4,988,800	$—	$—
Benefits & Perquisites:
Health and Welfare Benefits	$277,900	$277,900	$277,900	$—	$277,900	$277,900	$277,900

			Involuntary		Termination
			Not For		related to
	Voluntary	Early	Cause	For Cause	Change-in-
	Termination	Retirement	Termination	Termination	Control on	Disability on	Death on
	on 12/31/2007	on 12/31/2007	on 12/31/2007	on 12/31/2007	12/31/2007	12/31/2007	12/31/2007
Outplacement Services	$625,000	$—	$625,000	$—	$625,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$3,565,618	$—	$—

Total	$2,715,400	$2,090,700	$2,715,400	$—	$12,597,943	$277,900	$277,900

Richard L. Bergmark

			Involuntary		Termination
			Not For		related to
	Voluntary	Early	Cause	For Cause	Change-in-
	Termination	Retirement	Termination	Termination	Control on	Disability on	Death on
	on 12/31/2007	on 12/31/2007	on 12/31/2007	on 12/31/2007	12/31/2007	12/31/2007	12/31/2007
Compensation:
Severance	$760,000	$760,000	$760,000	$—	$1,140,000	—	—
Short-term Incentive	$342,000	$342,000	$342,000	$—	$540,048	—	—
Long-term Incentives:
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Share Award Program	$—	$—	$—	$—	$1,446,752	$1,446,752	$1,446,752
Unvested and Accelerated Performance Share Award Program	$—	$—	$—	$—	$2,494,400	$—	$—
Benefits & Perquisites:
Health and Welfare Benefits	$273,700	$273,700	$273,700	$—	$273,700	$273,700	$273,700
Outplacement Services	$380,000	$—	$380,000	$—	$380,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$1,793,426	$—	$—

Total	$1,755,700	$1,375,700	$1,755,700	$—	$8,068,326	$1,720,452	$1,720,452

Monty L. Davis

			Involuntary		Termination
			Not For		related to
	Voluntary	Early	Cause	For Cause	Change-in-
	Termination	Retirement	Termination	Termination	Control on	Disability on	Death on
	on 12/31/2007	on 12/31/2007	on 12/31/2007	on 12/31/2007	12/31/2007	12/31/2007	12/31/2007
Compensation:
Severance	$740,000	$740,000	$740,000	$—	$1,110,000	—	—
Short-term Incentive	$333,000	$333,000	$333,000	$—	$499,500	—	—
Long-term Incentives:
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Share Award Program	$—	$—	$—	$—	$1,446,752	$1,446,752	$1,446,752
Unvested and Accelerated Performance Share Award Program	$—	$—	$—	$—	$2,494,400	$—	$—
Benefits & Perquisites:
Health and Welfare Benefits	$297,800	$297,800	$297,800	$—	$297,800	$297,800	$297,800
Outplacement Services	$370,000	$—	$370,000	$—	$370,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$1,946,901	$—	$—

Total	$1,740,800	$1,370,800	$1,740,800	$—	$8,165,353	$1,744,552	$1,744,552

John D. Denson

			Involuntary		Termination
			Not For		related to
	Voluntary	Early	Cause	For Cause	Change-in-
	Termination	Retirement	Termination	Termination	Control on	Disability on	Death on
	on 12/31/2007	on 12/31/2007	on 12/31/2007	on 12/31/2007	12/31/2007	12/31/2007	12/31/2007
Compensation:
Severance	$624,000	$624,000	$624,000	$—	$936,000	—	—
Short-term Incentive	$280,800	$280,800	$280,800	$—	$315,900	—	—
Long-term Incentives:
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Share Award Program	$—	$—	$—	$—	$1,222,256	$1,222,256	$1,222,256
Unvested and Accelerated Performance Share Award Program	$—	$—	$—	$—	$1,247,200	$—	$—
Benefits & Perquisites:
Health and Welfare Benefits	$297,500	$297,500	$297,500	$—	$297,500	$297,500	$297,500
Outplacement Services	$312,000	$—	$312,000	$—	$312,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$1,514,300	$1,202,300	$1,514,300	$—	$4,330,856	$1,519,756	$1,519,756

     Nonqualified Deferred Compensation Plan.
     See the Nonqualified Deferred Compensation Table and subsequent narrative discussion for a description of the benefits payable to the named executive officers under the Nonqualified Deferred Compensation Plan upon death or separation from service, and in connection with a change in control.
     Supplemental Executive Retirement Plans.
     Please see the Pension Benefits Table and narrative that follows the table for a discussion of the benefits payable to the named executive officers under the Group SERP or Individual SERPs upon death or separation from service, and in connection with a change in control. As described in the Pension Benefits Table, if a participant in the Group SERP or an Individual SERP made a timely election, he would be entitled to receive a lump sum payment upon a change in control of the Company equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant’s retirement. Assuming they so elect and assuming a change in control of the Company occurred on December 31, 2007, Messrs. Bergmark, Demshur, Davis, and Denson would have been entitled to receive a lump-sum payment as set forth in the tables above. These figures were determined by our actuary based on information we provided and assume, among other things: (a) an interest rate of 4.64%, and (b) the applicable mortality table under section 417(e)(3)(A)(ii)(l) of the Code.
     Restricted Share Award Program and Performance Share Award Program.
     Awards under our RSAP will vest in full in the event an executive officer’s service is terminated by reason of his death or disability or upon the occurrence of a change in control. As a result, assuming such event occurred on December 31, 2007, Messrs. Bergmark, Davis, and Denson would have each become vested in $1,446,752, $1,446,752, and $1,222,256 worth of common shares, respectively. Mr. Demshur did not have any outstanding RSAP awards at December 31, 2007.
     Awards under our PSAP will vest in full if we undergo a change in control prior to the last day of the applicable three-year performance period and the executive officer is in our employ at such time. As a result, assuming such event occurred on December 31, 2007, Messrs. Demshur, Bergmark, Davis, and Denson would have become vested in $4,988,800, $2,494,400, $2,494,400, and $1,247,200 worth of common shares, respectively.
REPORT OF THE COMPENSATION COMMITTEE
     During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Compensation Committee:
•	reviewed and discussed the Company’s disclosure set forth herein below the heading “Compensation Discussion and Analysis” with management; and

•	based on the reviews and discussions referred to above, recommended to the Supervisory Board that the disclosure set forth herein below the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2007.
     Submitted by the Compensation Committee of the Board of Supervisory Directors.
Compensation Committee
D. John Ogren (Chairman)
Rene R. Joyce
Joseph R. Perna

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee currently consists of Messrs. Kearney, Perna, and Joyce. The Company has determined that: (1) each member of the Audit Committee is independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE and, to extent consistent therewith, the Dutch Code; and (2) all current Audit Committee members are financially literate. In addition, Mr. Kearney qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act and as defined in the Dutch Code.
     During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Audit Committee:
•	reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with management and with the independent auditors;

•	considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management, with the internal auditors and with the independent auditors;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and the independent auditors’ independence, and (3) the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	discussed with management, with the internal auditors and with the independent auditors the process by which the Company’s chief executive officer and chief financial officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•	pre-approved all auditing services and non-audit services to be performed for the Company by the independent auditors as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers’ independence, and concluded that PricewaterhouseCoopers’ independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers in fiscal 2007 for audit services, audit-related services, tax services and all other services, are set forth at “Audit Fee Summary” below); and

•	based on the reviews and discussions referred to above, recommended to the Supervisory Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
     As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.
     A copy of the Audit Committee’s written charter may be found on the Company’s website, at www.corelab.com/governance.
     Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession.

Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.
     The Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
     Submitted by the Audit Committee of the Board of Supervisory Directors.
Audit Committee
Michael C. Kearney (Chairman)
Rene R. Joyce
Joseph R. Perna

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fee Summary
     Set forth below is a summary of the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers, for fiscal years 2007 and 2006. These fees consisted of:

	2007	2006 (1)
Audit Fees	$2,455,000	$2,645,000
Audit Related Fees	836,604	604,951
Tax Fees	401,865	137,905
All Other Fees	11,852	198,306

Total	$3,705,321	$3,586,162

(1)	Prior year fees have been restated to reflect actual fees paid.
     Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and the audit of internal controls in order to comply with the Sarbanes-Oxley Act of 2002.
     Audit-Related Fees. Audit-related fees consist primarily of statutory audits of subsidiaries required by governmental or regulatory bodies and attestation services required by statute or regulation; and certain agreed-upon procedures including accounting and research work necessary to comply with generally accepted auditing standards.
     Tax Fees. Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the Company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.
     All Other Fees. Other fees consist primarily of comfort letters, consents, research and consulting, and work performed related to other SEC filings.

MATTERS TO BE VOTED ON
Item 1. Election of Supervisory Directors
     Our articles of association provide for one or more Supervisory Directors. Our Supervisory Board currently has eight members who are divided into three classes of Supervisory Directors. Each class is elected for a term of three years such that the term of one class of Supervisory Director expires at the annual meeting each year. At this year’s annual meeting we will be electing three Class I Supervisory Directors. The Supervisory Board is proposing the election of Messrs. David M. Demshur, Rene R. Joyce and Michael C. Kearney as Class I Supervisory Directors for a term expiring at the annual meeting in 2011. All of the Class I nominees for Supervisory Director are presently members of the Supervisory Board. Please see “Information About Our Supervisory Directors and Director Compensation — Board of Supervisory Directors” for biographical information of our Supervisory Directors.
     Candidates for Supervisory Director are recommended by the Nominating and Governance Committee to our Supervisory Board. Our Supervisory Board then nominates selected candidates, who are elected at the annual meeting by the affirmative vote of a majority of the votes cast at the meeting. You may vote for any of the nominees, all of the nominees, or for none of the nominees. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting but will count for the purpose of determining the number of shares represented at the meeting.
     Unless otherwise instructed or unless authority to vote is withheld, the accompanying proxy will be voted for the election of the nominees listed above. If at the time of, or prior to, the annual meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein. Shareholders may not cumulate their votes in the election of Supervisory Directors.
     The Supervisory Board recommends that shareholders vote “FOR” the nominees for Supervisory Director as set forth above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 2. Confirmation and Adoption of Annual Accounts
     At the annual meeting, as required under Dutch law and our articles of association our shareholders will be asked to confirm and adopt our Dutch Statutory Annual Accounts (the “Annual Accounts”) for the fiscal year ending December 31, 2007, which are our audited consolidated financial statements that are prepared in accordance with Dutch generally accepted accounting principles. In accordance with Article 408, Book 2 of the Dutch Civil Code, the Annual Accounts are our annual accounts and our participation. However, the Annual Accounts do not represent the consolidated accounts of our Company and subsidiaries as presented in our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ending December 31, 2007. Companies domiciled in the United States are not generally required to obtain shareholder confirmation and adoption of annual accounts.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to confirm and adopt the Annual Accounts. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the confirmation and adoption of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Cancellation of Our Repurchased Shares
     At the annual meeting, our shareholders will be asked to resolve to cancel:
a.	all of the treasury shares we have repurchased up to the date of our annual meeting; and

b.	as soon as we will have repurchased 5% of our issued share capital from time to time during the 18-month period from the date of the annual meeting until October 28, 2009, all such repurchased shares.
     According to the Dutch Civil Code, we can only hold 10% of our issued share capital at one time. This restriction is not typical for a company domiciled in the United States but is imposed on us as a result of our being organized under the laws of The Netherlands. As of December 31, 2007, we held approximately 1,071,307 of our common shares as treasury shares, which equal approximately 4% of our issued share capital. If our shareholders do not resolve to cancel the above described shares, we would only be able to repurchase on the open market approximately an additional 1,319,400 common shares under our Share Repurchase Program on the open market.
     Management believes it is in the best interest of our shareholders for the Supervisory Board and management to have the flexibility to purchase additional common shares in the open market should market conditions warrant. This authority is similar to that generally afforded under state law to public companies domiciled in the United States. Upon the affirmative vote of our shareholders, (i) the shares held on the date of the general meeting of shareholders and (ii) as soon as we will have repurchased 5% of our issued share capital from time to time during the 18-month period from the date of the annual meeting until October 24, 2009, all such repurchased shares will be cancelled in the manner described in Article 2:99(2) and 2:100 of the Dutch Civil Code.
     After the general meeting of shareholders and as soon as we will have repurchased 5% of our issued share capital from time to time during the 18-month period from the date of the annual meeting until October 28, 2009, we will post a copy of the minutes of the annual meeting of shareholders at the Dutch commercial registry and will subsequently publish a notice of each deposit in a Dutch daily newspaper. If no creditors oppose the capital reduction within two months after each respective publication in a Dutch daily newspaper, then the cancellation of the shares will become effective after this two-month waiting period.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to cancel our repurchased shares if more than one-half of our issued share capital is represented at the annual meeting. If less than one-half of our issued share capital is represented at the annual meeting, then the affirmative vote of two-thirds of the votes cast at the annual meeting is required to approve the cancellation of our repurchased shares. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the cancellation of our repurchased shares, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 4. Extension of Authority to Repurchase Shares Until October 28, 2009
     Under Dutch law and our articles of association, and subject to certain Dutch statutory provisions, we may repurchase up to 10% of our issued share capital. It is proposed to authorize our Management Board to repurchase up to 10% of the issued share capital and to determine the price of shares at any price in the open market that does not exceed $300.00 per share or its equivalent in other currencies. The authorization of our Management Board must be renewed every 18 months. In connection with our initial public offering in September 1995, our shareholders authorized such repurchases for a period of 18 months. At each annual meeting subsequent to 1995, our shareholders have renewed that authorization such that the current period is set to expire on October 2, 2008. In 2007, we repurchased approximately 1,211,000 of our common shares for an aggregate purchase price of approximately $133.2 million. We believe that it is in the best interest of our Company and shareholders to have the flexibility to repurchase shares in the future if the Supervisory Board deems it advisable to do so. This authority is similar to that generally afforded under state law to public companies domiciled in the United States.
     At the annual meeting, our shareholders will be asked to approve a further extension of the authority to repurchase up to 10% of our issued share capital from time to time for an additional 18-month period from the date of the annual meeting until October 28, 2009. The exact number of shares which can be repurchased in this period will depend on the number of repurchased shares that will be cancelled pursuant to the proposal under item 3. After the cancellation of repurchased shares, we will again be able to repurchase up to 10% of the then outstanding issued share capital, which can be subsequently be cancelled, and the cycle of cancellation and repurchase may continue.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authorization to repurchase up to 10% of our issued share capital from time to time for an additional 18-month period from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Management Board to repurchase up to 10% of our issued share capital from time to time until October 28, 2009 at a price not to exceed $300.00 per share, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 5. Extension of Authority to Issue Shares of Core Laboratories N.V. Until April 28, 2013
     Our authorized share capital consists of 100 million common shares and 3 million preference shares, each share with a current par value of EUR 0.04. Under Dutch law and our articles of association, the Supervisory Board has the power to issue shares of our authorized share capital as long as the Supervisory Board has been designated and authorized by the shareholders to do so at the annual meeting. An authorization of the Supervisory Board to issue shares may be effective for a period of up to five years and may be renewed on an annual rolling basis. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to issue shares and/or rights with respect to our shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended the period such that the current period is set to expire on April 2, 2012.
     At the annual meeting, our shareholders will be asked to approve a further extension of this authority to issue shares and/or to grant rights, including options to purchase, with respect to our unissued common and preference shares up to the maximum number of common and preference shares indicated by the authorized share capital for a five-year period from the date of the annual meeting until April 28, 2013. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisition, financing or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our common shares are listed on the NYSE and, accordingly, the issuance of additional shares will remain subject to the rules of the NYSE. In particular, the NYSE requires shareholder approval for the issuance of shares of common stock in excess of 20% of the shares outstanding except for public offerings for cash or bona fide private offerings at a price greater than both the book and market value of a company’s common stock. The authority of the Supervisory Board to issue shares as described in this proxy statement does not include the power to increase the total number of authorized shares of Core Laboratories N.V.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares for a five-year period from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares until April 28, 2013, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 6.	Extension of Authority of Supervisory Board to Limit or Eliminate Preemptive Rights Until April 28, 2013
     Holders of our common shares (other than our employees and employees of our subsidiaries who are issued common shares pursuant to the exercise of options granted under the LTIP and the Director Plan) have a pro rata preemptive right of subscription to any of our common shares issued for cash unless such right is limited or eliminated by our Supervisory Board. Holders of our common shares have no pro rata preemptive subscription right with respect to any common shares issued for consideration other than cash. If designated and authorized by our shareholders at the annual meeting, the Supervisory Board has the power to limit or eliminate such rights. Such an authorization may be effective for up to five years and may be renewed for successive five-year periods. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended this period such that the current period is set to expire on April 2, 2012.
     At the annual meeting, our shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until April 28, 2013 to limit or eliminate preemptive rights. Preemptive rights are uncommon for public companies domiciled in the United States. Management believes that if the Supervisory Board is not granted the authority to limit preemptive rights, the ability of our Company to engage in equity financing transactions would be significantly affected. Any limits or waivers of preemptive rights would apply equally to all holders of our common shares. Furthermore, as long as our common shares remain listed on the NYSE, any issuance of common shares will remain subject to the rules of the NYSE, including limitations on our ability to issue shares without shareholder approval. See Item 5 above for a discussion of the NYSE rules regarding stock issuances.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period from the date of the annual meeting. However, if less than 50% of all common shares entitled to vote on the proposal are present at the meeting, then two-thirds of the votes cast will be required to extend this authority. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to limit or eliminate preemptive rights of holders of our common shares until April 28, 2013, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7.	Ratification of Appointment of PricewaterhouseCoopers as Our Independent Registered Public Accounting Firm for 2008
     The Audit Committee of the Supervisory Board has recommended and the Supervisory Board has approved the appointment of the firm of PricewaterhouseCoopers as our independent public accountants for the year ending December 31, 2008 subject to ratification by our shareholders. PricewaterhouseCoopers has acted as our independent public accountants since April 2002. We have invited representatives of PricewaterhouseCoopers to the annual meeting and we expect one such representative to attend. If such representative should attend we expect that he or she will be available to respond to questions.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the appointment of PricewaterhouseCoopers as our independent public accountants for 2008. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     In the event the appointment is not ratified, our Supervisory Board will consider the appointment of other independent accountants.
     The Supervisory Board recommends that the shareholders vote “FOR” the ratification of PricewaterhouseCoopers’ appointment as our independent public accountants for 2008 and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 8. Other Matters to Be Voted On
     The Supervisory Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment thereof, it is intended that the accompanying proxy will be voted in accordance with the judgment of the persons voting the proxy.

OTHER PROXY MATTERS
Information About Our 2009 Annual Meeting
     Any shareholder who desires to submit a proposal for inclusion in the proxy material for presentation at the 2009 annual meeting of shareholders must forward such proposal to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 1, 2008. Any notice of a proposal to be considered at the 2009 annual meeting should also be submitted to our Secretary. Any such notice will be considered untimely if not received by the Secretary on or before February 15, 2009.
Incorporation by Reference
     The information contained in this proxy statement in the sections entitled “Shareholder Return Performance Presentation,” “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Other Information
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to John D. Denson, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040.
By Order of the Board of Supervisory Directors,

Jacobus Schouten
Supervisory Director
Amsterdam, The Netherlands
February      , 2008

CORE LABORATORIES N.V.
     This Proxy is being solicited on behalf of the Board of Supervisory Directors of Core Laboratories N.V. for the Annual Meeting of Shareholders to be held on Monday, April 28, 2008.

P R O X Y	The undersigned hereby constitutes and appoints John D. Denson, Mark Elvig, Jan Willem Sodderland, Jaap Stoop, and T. Mark Kelly and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of Core Laboratories N.V. to be held at the law offices of Nauta Dutilh N.V., Strawinskylaan 1999, 1077 XV, Amsterdam, The Netherlands, on Monday, April 28, 2008 at , local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters and issues as may properly come before the meeting or any adjournment thereof.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES FOR SUPERVISORY DIRECTOR AND FOR PROPOSALS 2, 3, 4, 5, 6, 7, AND 8.
(To be signed and continued on the reverse side.)

☒	Please mark your vote as in this example.

		FOR	WITHHOLD
1.	Election of Supervisory Directors.

	David M. Demshur	☐	☐

	Rene R. Joyce	☐	☐

	Michael C. Kearney	☐	☐
For, except vote withheld from the following nominee:

		FOR	AGAINST	ABSTAIN
2.	Confirmation and adoption of Annual Accounts.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of cancellation of our repurchased shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Approval of extension of authority of Management Board to repurchase up to 10% of the issued share capital of the Company until October 28, 2009.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	Approval of extension of authority of Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares until April 28, 2013.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

6.	Approval of extension of authority of Supervisory Board to limit or eliminate preemptive rights of holders of common shares until April 28, 2013.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

7.	Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ended December 31, 2008.	☐	☐	☐

NOTE:	Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

SIGNATURE:	DATE:

SIGNATURE:	DATE:

NOTE: Please sign exactly as name appears thereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.